Monday July 31, 2006

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti - Chairman & CEO
860- 435-9801or jp@salisburybank.com

FOR IMMEDIATE RELEASE


SALISBURY BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Lakeville, Connecticut, July 31, 2006/PRNewswire....Salisbury Bancorp, Inc. (the
"Company"), (AMEX:SAL) the holding company for Salisbury Bank and Trust Company announced today that net income for the second quarter of 2006 totaled $1,005,979 which represents earnings per average share outstanding of $.60. This compares to net income of $1,308,371 or $.78 per average share outstanding for the second quarter of 2005. For the six months period ended June 30, 2006, net income totaled $2,152,901 or $1.28 per average share outstanding as compared to net income of $2,636,937 or $1.57 per average share outstanding for the same six month period in 2005. Among the factors impacting the quarter as well as the first half of the year is reduced income from the gains in securities transactions. The current interest rate environment of rising interest rates has resulted in shorter term rates becoming higher than long term rates creating a flat and sometimes inverted yield curve. This impacts the cost of deposits and borrowed funds as these expenses are increasing at a faster pace than the earnings yield on the loan and securities portfolios. The result is compression pressures on net interest margins. Bank Management is encouraged that core business continues to strengthen. New business development efforts have resulted in growth of the net loan portfolio to $228,454,820. This is an increase of $21,847,969 or 10.6% when compared to the period ending June 30, 2005. The Bank constantly monitors the quality of the loan portfolio to ensure that loan quality will not be sacrificed for growth or otherwise compromise the Company's objectives. Total deposits have increased to $298,433,710 and compares to total deposits of $287,492,118 last year at this time. As of June 30, 2006, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. The trust and investment services division continues to grow. Income from trust and investment services at June 30, 2006 totaled $935,000. This is an increase of 20.4% when compared to the corresponding period in 2005. Management also continues its efforts to control operating expenses which has resulted in a decrease in other noninterest expenses of $162,915 or 2.7%. Overall, Management remains confident that the Bank is well positioned to meet the goals and objectives that have been established to enhance shareholder value as the Bank moves forward to the challenges of the second half of 2006.


                                                   Quarter Ended              Six Months Ended
                                                     June 30,                     June 30,
                                                2006           2005          2006          2005

Total interest and dividend
   income                                   $ 5,789,165    $ 5,069,012   $11,249,383   $10,103,119
Total interest expense                        2,531,232      1,743,138     4,697,764     3,388,741
Net interest and dividend
  income                                      3,257,933      3,325,874     6,551,619     6,714,378
Trust/Investment services income                450,000        388,365       935,000       776,730
(Loss)gain on sales of available-for-sale
   securities, net                              (13,685)       350,560        60,682       836,522
Other noninterest income                        563,907        486,887     1,030,361     1,001,860
Other noninterest expense                     2,991,583      2,965,553     5,828,951     5,991,866
Income before income taxes                    1,266,572      1,496,133     2,748,711     3,157,624
Income tax expense                              260,593        187,762       595,810       520,687
Net income                                  $ 1,005,979    $ 1,308,371   $ 2,152,901   $ 2,636,937
Earnings per average share
   outstanding                              $       .60    $       .78   $      1.28   $      1.57


Previously, the Directors of Salisbury Bancorp, Inc. declared a second quarter dividend of $.26 per common share outstanding. This compares to a $.25 per share cash dividend that was declared during the second quarter of 2005. Year-to-date dividends total $.52 per common share outstanding for the year 2006. This compares to total year-to-date dividends of $.50 per common share one year ago.

Salisbury Bancorp, Inc.'s sole subsidiary, Salisbury Bank and Trust Company, is a Connecticut chartered commercial bank. The Company has assets in excess of $400 million and capital in excess of $40 million and serves the communities of northwestern Connecticut and proximate communities in New York and Massachusetts which it has done for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon as well as Lakeville, Connecticut and South Egremont and Sheffield, Massachusetts. The Bank offers a full compliment of consumer and business banking products and services as well as trust and investment services.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.


                                      -4-